(m)(5)(iv)

FORM OF

[October 31, 2008]

ING Series Fund, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	Waiver of Fee Payable under the Amended and Restated Shareholder Services Plan for the Class O Shares

Ladies and Gentlemen:

By this letter dated [October 31, 2008], we have agreed to waive the service fee payable to us under the Amended and Restated Shareholder Services Plan for Class O Shares of ING U.S. Government Money Market Fund (the “Fund”), a series of ING Series Fund, Inc., of 0.25% of the average daily net assets attributable to Class O Shares of the Fund for the period from [October 31, 2008 through and including August 1, 2010].

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:
ING Series Fund, Inc.
(on behalf of ING U.S. Government Money Market Fund)

By:
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC